Exhibit 10.47

October 5, 2007	Christopher C. Gallen, MD, PhD
TELEPHONE: 484.533.6900
Email: cgallen@neuromed.com

C. Eugene Wright, III

16 Carhart Court

Pittstown, New Jersey 08867

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of 5th day of October, 2007, is entered into by and between Neuromed Pharmaceuticals Inc., a Delaware corporation (together with its subsidiaries, the “Company” or “Neuromed”), and C. Eugene Wright, III, an individual residing at 16 Carhart Court, Pittstown, New Jersey, 08867 (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee desires to serve the Company on a full-time basis as its Vice President Project Leadership; and

WHEREAS, the Company desires to employ Employee as its Vice President Project Leadership;

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Employee hereby agree as follows:

1.	Term of Employment; Duties; Necessary Agreements.

(a) Commencing on October 29, 2007 (the “Employment Date”), and subject to termination in accordance with the provisions of paragraph 4 hereof, the Company shall employ the Employee with the title of Vice President Project Leadership, with the duties and responsibilities prescribed for such office in his job description, as well as such additional duties and responsibilities consistent with such position as may from time to time be assigned to the Employee by the President & CEO, or his delegee.

As Vice President Project Leadership, Employee will be responsible for overseeing the entire project planning process for all functions of Discovery, Clinical, Commercial and Corporate. Provide strategic project planning from Discovery and Preclinical through all Clinical phases, and for Finance and Commercial activities by: monitoring costs and resources, tracking and determining timelines, decision and risk analysis, in order to meet corporate objectives. Provides direct input into corporate strategic planning, development management processes, critical path issues/solutions, resource management, and project management from conception through development cycle. Responsible for managing cross-functional project teams and reporting project status to CEO and executive management. Collaborates with project managers and functional heads to assure integration of project, company, and functional goals towards achieving project milestones and timetables. Identifies issues that may delay product or project

C. Eugene Wright, III

Oct. 5, 2007

and recommends appropriate action to be taken. In addition, Employee will have other responsibilities as directed by the President & CEO. Specific responsibilities may change as the organization’s needs develop.

Employee agrees to perform all his duties and discharge such responsibilities in a competent, professional and ethical manner, and in accordance with the terms of this Agreement.

(b) The Employee shall devote substantially all of his working time to the business and affairs of the Company other than during vacations and periods of illness or incapacity; provided, however, that nothing in this Agreement shall preclude the Employee from devoting time required: (i) delivering lectures or fulfilling speaking engagements which have been approved in advance by the President & CEO; or (ii) engaging in charitable and community activities approved in advance by the President & CEO and provided that Neuromed continues to determine that Employee’s participation in such activities does not interfere with the performance of his duties hereunder. All compensation received by the Employee as a result of participation in such activities shall be disclosed by the Employee to the Company.

(c) As a material condition of his employment, Employee shall execute on the same date as this Employment Agreement, and be bound by all terms and conditions set forth in, Neuromed’s Non-Competition and Non-Solicitation Agreement (attached hereto and made a part hereof as Attachment A), and Neuromed’s Confidentiality and Assignment of Proprietary Developments Agreement (attached hereto and made a part hereof as Attachment B).

2.	Compensation and Benefits.

For all services rendered by the Employee in any capacity during the period of Employee’s employment by the Company, including without limitation, services as an executive officer or member of any committee of the Board of Directors or any subsidiary, affiliate or division thereof, from and after the Effective Date, the Employee shall be compensated as follows:

(a) Base Salary. The Company shall pay the Employee a base salary (“Base Salary”) at a rate of Two Hundred and Sixty Three Thousand Dollars ($263,000) per year. The individual to whom the Employee shall report may periodically review the Employee’s Base Salary and may determine to increase the Employee’s salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate. Base Salary will be payable in accordance with the customary payroll practices of the Company.

(b) Incentive Compensation. Beginning in calendar year 2007, Employee will be eligible to receive an annual performance bonus (the “Performance Bonus”). The final determination on whether or not a Performance Bonus is paid, or the amount of any Performance Bonus, will be made by the CEO and the Board of Directors in their sole discretion. The Employee is eligible for a Performance Bonus of up to Forty percent (40%) of his earned Base Salary, in order to be eligible for any Performance Bonus in any given year, Employee must be on the active payroll of Company on the final workday of that calendar year on the date that such Performance Bonus is or would have been paid out. Performance Bonus may be paid in the form of cash and Profit Sharing contributions.

(c) Signing Bonus. Employee will receive a Fifty Thousand Dollar (US$50,000) signing bonus ninety (90 days) after joining Company. This signing bonus must be returned to Company if Employee decides to leave the Company before the one year anniversary of the Employment Date.

(d) Fringe Benefits. Option Grants and Miscellaneous Employment Matters.

(i) The Employee shall be entitled to participate in such disability, health and life insurance and other fringe benefit plans or programs of the Company established from

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Oct. 5, 2007

time to time by the Board of Directors, if any, to the extent that his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto, and to the same extent as other employees of the Company. In addition, the Employee shall be entitled to the following benefits:

(ii) Subject to the approval of the Board of Directors, the Employee will be granted a stock option (the “Employment Option”) to purchase an undetermined number of shares of the Company’s Common Stock, based on fair market value as may be established by the Board of Directors in its reasonable discretion and as of the Employment Date. The term of the Employment Option will be for a period of five years from the date of grant. The shares eligible for purchase under the Employment Option grant vest in the following manner: (a) 25% of the total shares on the one-year anniversary of the issue date; (b) and 1/36th of the remaining shares shall vest on a monthly basis over the following 36 months.

As a condition precedent to Employee’s receipt of, and vesting in, any of the above-referenced Option Grants, Employee must be on the active payroll of Company on the date that such Option Grants did or would have vested.

(e) Withholding and Employment Tax. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer/corporation to an employee.

(f) Travel and Expenses. The Company shall pay or reimburse reasonable expenses incurred by the Employee in connection with the performance of his duties under this Agreement, as may be required and approved by the individual to whom Employee reports. All expenses shall be submitted in writing within thirty (30) days after they are incurred, be consistent with duly approved Company budgets, and shall be in accordance with such policies and procedures for documentation as the Company may from time to time establish and as the Company determines is required to preserve any deductions for federal income taxation purposes to which the Company may be entitled.

(g) Vacation. Employee shall receive four (4) weeks of vacation annually, administered in accordance with the Company’s existing vacation policy.

(h) No other amounts. The Employee acknowledges and agrees that unless otherwise expressly agreed in writing between the Employee and the Company, the Employee shall not be entitled, by reason of employment with the Company, to any remuneration, compensation or benefits other than those expressly provided for in this agreement.

3.	Other Obligations of Neuromed.

(a) Neuromed shall maintain, perform and provide, at its expense, such support personnel, offices and equipment, supplies, furniture, and fixtures, as it determines are reasonably necessary for the performance of services by Employee.

(b) The Company will indemnify the Employee to the fullest extent permitted by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Employee. The Company shall have no obligation to indemnify Employee for liabilities resulting from conduct of the Employee with respect to which a court of competent jurisdiction has made a final determination that Employee committed gross negligence or willful misconduct, or engaged in an illegal act.

C. Eugene Wright, III

Oct. 5, 2007

4.	Termination of Employment.

Notwithstanding any other provision of this Agreement, Employee’s employment with the Company may be terminated at any time, by either the Employee or the Company, upon written notice to the other party as follows:

(a) By the Company, in the event of the Employee’s death, or for Cause (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean either: (i) the indictment of, or the bringing of formal charges against, Employee by a governmental authority of competent jurisdiction for charges involving fraud or embezzlement; (ii) the conviction of Employee of a crime involving an act or acts of dishonesty, fraud or moral turpitude by the Employee; (iii) Employee having willfully caused the Company to fail to abide by either a valid contract or any principle of scientific integrity and ethics; (iv) Employee having committed acts or omissions constituting gross negligence or willful misconduct with respect to the Company; (v) Employee having committed acts or omissions constituting a material breach of Employee’s obligations under this Agreement or of Employee’s duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company; or (vi) Employee having committed acts or omissions constituting a material breach of this Agreement. The Company shall by written notice to the Employee specify the for Cause event relied upon for termination pursuant to this Section 4(a), and Employee’s employment hereunder shall be deemed terminated as of date specified in the notice. In the event of any termination under this Subsection 4(a), the Company shall pay all amounts then due to the Employee under Section 2(a) of this Agreement for any portion of the payroll period worked but for which payment had not yet been made up to the date of termination, and if such termination was for Cause, the Company shall have no further obligations to Employee under this Agreement, and any and all options granted hereunder shall terminate according to their terms, whether vested or not. In the event of the Employee’s death, this agreement shall be deemed terminated as of the date of the Employee’s death.

(b) By the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event the Company shall, as liquidated damages or severance pay, or both, continue to pay to Employee the Base Salary (at a monthly rate equal to the rate in effect immediately prior to such termination) for twelve (12) months from the date of termination (the “Termination Payments”), when, as and if such payments would have been made in the absence of Employee’s termination. Employee understands and agrees that the Company’s obligation to make any Termination Payments is expressly conditioned upon Employee’s execution of a general release agreement, in a form reasonably prescribed by the Company.

(c) By the Employee, with or without reason, and upon sixty (60) days advance written notice to Company.

(d) By Company, in the event of Employee’s disability. For purposes of this Agreement, “Disability” shall mean the inability of Employee, in the reasonable judgment of a physician appointed by the Company, to perform his duties of employment for the Company or any of its subsidiaries because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 180 days in any 365-day period, or for any period of 90 consecutive days. Such termination by Neuromed for disability will be coordinated with the disability insurance benefit provided to Employee under the Company benefits plans.

5.	Survival of Obligations.

Employee’s obligations under Neuromed’s Non-Competition and Non-Solicitation Agreement (Attachment A), and Neuromed’s Confidentiality and Assignment of Proprietary Developments Agreement (Attachment B) shall survive the termination for any reason of this Agreement

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Oct. 5, 2007

(whether such termination is by the Company, by the Employee, upon a change of control of the Company, upon the expiration of this Agreement or otherwise).

6.	Employee’s Representations.

The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, (ii) the Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms. The Employee hereby acknowledges and represents that he has had the opportunity to consult with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

7.	Enforcement.

Because the Employee’s services are unique and because the Employee has access to confidential information concerning the Company, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction in the Commonwealth of Pennsylvania for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

8.	Severability.

In case any one or more of the provisions or part of a provision contained in this Agreement or any attachment hereto shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall be deemed not to affect any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

9.	Entire Agreement; Amendment.

Except as otherwise set forth in this Agreement, this Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof and supercedes all prior agreements or understandings by or between the parties. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

C. Eugene Wright, III

Oct. 5, 2007

10.	General Terms and Condition.

(a)	Independent Legal Advice.

As this is an important agreement for you and for Neuromed containing significant undertakings by you, Neuromed suggests you seek independent legal advice regarding this Agreement.

(b)	No Other Obligations.

You represent, except as you have disclosed to Neuromed in writing on the date hereof, that you have no agreements with or obligations to others with respect to the matters covered by this Agreement.

11.	Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a)	To the Company:

Bruce Colwill

VP Finance & Chief Financial Officer

Neuromed Pharmaceuticals

301-2389 Health Science Mall

Vancouver, BC V6T 1Z4

Canada

With a copy to:

Neuromed Pharmaceuticals Inc.

ATTN: Human Resources Department

Six Tower Bridge, Suite 440

181 Washington Street

Conshohocken, PA 19428

(b)	To the Employee:

C. Eugene Wright, III

16 Carhart Court

Pittstown, New Jersey 08867

and/or to such other persons and addresses as any party shall have specified in writing to the other.

12.	Assignability.

This Agreement is for personal services to be performed by Employee and may not be assigned or transferred by Employee, or the obligations of Employee performed by any other party. All of the rights and obligations of the Company under this Agreement are fully assignable and transferable by the Company. In the event that all or substantially all of the business of the Company is sold or transferred, Employee agrees that this agreement, his Non-Competition and

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Oct. 5, 2007

Non-Solicitation Agreement (Attachment A), and Neuromed’s Confidentiality and Assignment of Proprietary Developments Agreement (Attachment B) shall be assigned to the transferee and shall be binding upon both Employee and transferee.

13.	Governing Law.

This Agreement shall be governed by and construed under the laws of the Commonwealth of Pennsylvania.

14.	Waiver and Further Agreement.

Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

15.	Headings of No Effect.

The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement, and Attachments A and B, attached hereto and made a part hereof, as of the date first above written.

COMPANY:

NEUROMED PHARMACEUTICALS INC.

By:	/s/ Christopher C. Gallen
Christopher C. Gallen President & CEO

EMPLOYEE:

/s/ C. Eugene Wright, III
C. Eugene Wright, III

Attachment A - Non-Competition and Non-Solicitation Agreement

Attachment B - Confidentiality and Assignment of Proprietary Developments Agreement